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                                                                    EXHIBIT 3(b)
                                   AMENDMENTS

                             1ST SOURCE CORPORATION




      04-16-98     Article 4, Section 4.01. Duties and Number, amended.






                                   RESOLUTION
                                       OF
                               BOARD OF DIRECTORS
                                       OF
                             1ST SOURCE CORPORATION

                                 APRIL 16, 1998


     RESOLVED, that the By-Laws of this Corporation shall be amended at Article 4 (Board of Directors), Section 4.01 (Duties and Number), by deleting in its entirety the last sentence thereof, which states: "In the absence of a resolution by the Board fixing or changing the number of Directors, the number shall be eleven (11)", because this Board has determined on the advice of counsel that such action is not required by law or regulation.